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February 24, 2000



Warburg, Pincus New York Intermediate Municipal Fund
466 Lexington Avenue
New York, New York  10017-3147

Re: Post-Effective Amendment No. 18 to Registration Statement (Securities Act File No. 33-11075; Investment Company Act File No. 811-4964) (the "Registration Statement")

Ladies and Gentlemen:

You have requested us, as counsel to Warburg, Pincus New York Intermediate Municipal Fund (the "Fund"), a corporation organized under the laws of The Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Fund's filing of Post-Effective Amendment No. 18 to its Registration Statement on Form N-1A (the "Amendment").

We have examined copies of the Fund's Agreement and Declaration of Trust, as amended or supplemented to the date hereof (the "Declaration"), the Fund's By-Laws, as amended to the date hereof (the "By-Laws"), and the Amendment. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Fund, par value $.001 per share (the "Shares"), when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration, the By-Laws and the Registration Statement, will be valid, legally issued, fully paid and non-assessable, assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed the number of authorized Shares provided for in the Declaration, as amended to the date of issuance; and (iii) that resolutions of the Board of Directors authorizing the issuance of the Shares that are in effect
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Warburg, Pincus New York
Intermediate Municipal Fund
February 24, 2000
Page 2



on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to any reference to our name under the heading "Independent Accountants and Counsel" in the Statement of Additional Information included as part of the Amendment, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions.


Very truly yours,

/s/WILLKIE FARR & GALLAGHER